As filed with the Securities and Exchange Commission on December 3, 2018
Registration No. 333-228212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TENAX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	26-2593535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(919) 855-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony DiTonno
Chief Executive Officer
Tenax Therapeutics, Inc.
ONE Copley Parkway, Suite 490
Morrisville, NC 27560
 (919) 855-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Margaret Rosenfeld Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. Wells Fargo Capitol Center, Suite 2300 150 Fayetteville Street Raleigh, NC 27601 (919) 821-1220	Michael F. Nertney Ellenoff Grossman & Schole, LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered		Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Units consisting of:
(i)	Series A Convertible Preferred Stock, $0.0001 par value per share(3)	$ 10,000,000	$ 1,212
(ii)	Common Stock issuable upon conversion of Series A Convertible Preferred Stock (3) (5)
(iii)	Series 1 Warrants to purchase Common Stock (3) (4)
(iv)	Series 2 Warrants to purchase Common Stock (3) (4)
(v)	Common stock issuable upon exercise of Warrants (3)	$ 20,000,000	$ 2,424
Total		$ 30,000,000	$ 3,636(6)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of all securities being registered.
(3)
Pursuant to Rule 416 under the Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	No separate fee is required pursuant to Rule 457(g) under the Act.
(5)	No separate fee is required pursuant to Rule 457(i) under the Act.
(6)	Of this amount, $2,788 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED December 3, 2018

PRELIMINARY PROSPECTUS

Tenax Therapeutics, Inc.

  4,444,444 shares of Series A Convertible Preferred Stock
(and 4,444,444 shares of Common Stock underlying the Series A Convertible Preferred Stock)
Warrants to purchase up to 8,888,888 shares of Common Stock
(and 8,888,888 shares of Common Stock issuable upon exercise of the Warrants)

We are offering 4,444,444 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, or the Series A Preferred Stock, and 8,888,888 warrants each exercisable for one share of our common stock, which number of warrants equals 200% of the number of shares of our common stock issuable upon conversion of a share of Series A Preferred Stock at the assumed initial conversion price, at an assumed exercise price per share equal to $2.25. This prospectus also covers up to 4,444,444 shares of common stock issuable upon conversion of the Series A Preferred Stock and up to 8,888,888 shares of common stock issuable upon exercise of the warrants.

Each share of Series A Preferred Stock will be sold as a unit with one warrant to purchase one share of our common stock that expires on the second anniversary of the date of issuance, which we refer to Series 1 Warrants, and one warrant to purchase one share of our common stock that expires on the fifth anniversary of the date of issuance, which we refer to as Series 2 Warrants (together with the shares of common stock underlying such shares of Series A Preferred Stock and such warrants, are referred to herein as the Units) at an assumed public offering price of $2.25 per Unit. Subject to certain ownership limitations, the Series A Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at an assumed initial conversion price per share equal to $2.25. Subject to certain ownership limitations, the warrants are immediately exercisable and entitles its holder to purchase one share of common stock at an assumed exercise price of $2.25 per share.

The Units have no stand-alone rights and will not be certificated and the shares of Series A Preferred Stock and warrants comprising such units are immediately separable and will be issued separately in this offering.

The price of our common stock on the Nasdaq Capital Market during recent periods was only one of many factors in determining the public offering price. Other factors we considered in determining the public offering price included our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. All share numbers included in this prospectus are based upon an assumed public offering price of $2.25 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on November 28, 2018).

Our common stock is listed on the Nasdaq Capital Market under the symbol “TENX.” On November 28, 2018 the last reported sale price of our common stock on the Nasdaq Capital Market was $2.25 per share. We do not intend to list the warrants or preferred stock to be sold in this offering on any securities exchange or trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Public offering price (1)	$	$
Underwriting discounts and commissions (2)	$	$
Proceeds, before expenses, to us	$	$

(1)
The public offering price and underwriting discount corresponds to (i) a public offering price per share of Series A Preferred Stock of $             (or $           after deducting the underwriting discount), (ii) a public offering price per Series 1 Warrant of $              (or $           after deducting the underwriting discount) and (iii) a public offering price per Series 2 Warrant of $              (or $           after deducting the underwriting discount).
(2)
See “Underwriting” beginning on page 34 of this prospectus for additional information regarding compensation payable to the underwriter.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these regulatory authorities determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the securities to purchasers on or about              , 2018.

Ladenburg Thalmann

The date of this prospectus is          , 2018

Prospectus

PROSPECTUS SUMMARY	1
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
CAPITALIZATION	24
DILUTION	25
MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	26
DIVIDEND POLICY	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DESCRIPTION OF SECURITIES	28
UNDERWRITING	34
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	37
LEGAL MATTERS	43
EXPERTS	43
WHERE YOU CAN FIND ADDITIONAL INFORMATION	43
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	43

You should rely only on the information contained in this prospectus and any free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriter has not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus or any related free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, the Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Units. Our business, financial conditions, results of operations and prospects may have changed since that date.

The registration statement we filed with the Securities and Exchange Commission, or the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information,” before making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus or any amendment thereto. We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriter is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications that is included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Unless the context otherwise requires, references in this prospectus to “Tenax Therapeutics,” “the Company,” “we,” “us” and “our” or similar terms refer to Tenax Therapeutics, Inc.

i

 PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus before making an investment decision. See the Risk Factors section of this prospectus on page 7 for a discussion of the risks involved in investing in our securities.

Tenax Therapeutics, Inc.

Overview

We are a specialty pharmaceutical company focused on identifying and developing products that address diseases with high unmet medical needs. On November 13, 2013, through our wholly owned subsidiary, Life Newco, Inc., or Life Newco, we acquired a license granting Life Newco an exclusive, sublicenseable right to develop and commercialize pharmaceutical products containing levosimendan, 2.5 mg/ml concentrate for solution for infusion / 5ml vial in the United States and Canada.

Business Strategy

Our principal business objective is to identify, develop, and commercialize novel therapeutic products for disease indications that represent significant areas of clinical need and commercial opportunity. The key elements of our business strategy are outlined below.

Efficiently conduct clinical development to establish clinical proof of concept with our current product candidate. Levosimendan represents novel therapeutic modalities for the treatment of pulmonary hypertension and other critical care conditions. We are conducting clinical development with the intent to establish proof of concept in several important disease areas where these therapeutics would be expected to have benefit. Our focus is on conducting well-designed studies to establish a robust foundation for subsequent development, partnership and expansion into complementary areas.

Efficiently explore new high potential therapeutic applications, leveraging third-party research collaborations and our results from related areas. Our product candidate has shown promise in multiple disease areas. We are committed to exploring potential clinical indications where our therapies may achieve best-in-class profile, and where we can address significant unmet medical needs. In order to achieve this goal, we have established collaborative research relationships with investigators from research and clinical institutions and our strategic partners. These collaborative relationships have enabled us to cost effectively explore where our product candidates may have therapeutic relevance, and how it may be utilized to advance treatment over current clinical care. Additionally, we believe we will be able to leverage clinical safety data and preclinical results from some programs to support accelerated clinical development efforts in other areas, saving substantial development time and resources compared to traditional drug development.

Continue to expand our intellectual property portfolio. Our intellectual property is important to our business and we take significant steps to protect its value. We have ongoing research and development efforts, both through internal activities and through collaborative research activities with others, which aim to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies or product candidates.

Enter into licensing or product co-development arrangements in certain areas, while out-licensing opportunities in non-core areas. In addition to our internal development efforts, an important part of our product development strategy is to work with collaborators and partners to accelerate product development, reduce our development costs, and broaden our commercialization capabilities. We believe this strategy will help us to develop a portfolio of high quality product development opportunities, enhance our clinical development and commercialization capabilities, and increase our ability to generate value from our proprietary technologies.

 Our Current Program

Levosimendan Background

Levosimendan was discovered and developed by Orion Corporation, a Finnish company, or Orion. Levosimendan is a calcium sensitizer/K-ATP activator developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It is currently approved in over 60 countries for this indication and not available in the United States or Canada. It is estimated that to date over 1,000,000 patients have been treated worldwide with levosimendan.

Levosimendan is a novel, first in class calcium sensitizer/K-ATP activator. The therapeutic effects of levosimendan are mediated through:

●
Increased cardiac contractility by calcium sensitization of troponin C, resulting in a positive inotropic effect which is not associated with substantial increases in oxygen demand.
●
Opening of potassium channels in the vasculature smooth muscle, resulting in a vasodilatory effect on all vascular beds.
●
Opening of mitochondrial potassium channels in cardiomyocytes, resulting in a cardioprotective effect.

This triple mechanism of action helps to preserve heart function during cardiac surgery. Several studies have demonstrated that levosimendan protects the heart and improves tissue perfusion while minimizing tissue damage during cardiac surgery.

In 2013, we acquired certain assets of Phyxius Pharma, Inc., or Phyxius, including its North American rights to develop and commercialize levosimendan for any indication in the United States and Canada. In the countries where levosimendan is marketed, levosimendan is indicated for the short-term treatment of acutely decompensated severe chronic heart failure in situations where conventional therapy is not sufficient, and in cases where inotropic support is considered appropriate. In acute decompensated heart failure patients, levosimendan has been shown to significantly improve patients’ symptoms as well as acute hemodynamic measurements such as increased cardiac output, reduced preload and reduced afterload.

The European Society of Cardiology, or the ESC, recommends levosimendan as a preferable agent over dobutamine to reverse the effect of beta blockade if it is thought to be contributing to hypotension. The ESC guidelines also state that levosimendan is not appropriate for patients with systolic blood pressure less than 85mmHg or in patients in cardiogenic shock unless it is used in combination with other inotropes or vasopressors. Other unique properties of levosimendan include sustained efficacy through the formation of a long acting metabolite, lack of impairment of diastolic function, and evidence of better compatibility with beta blockers than dobutamine.

Levosimendan Development for Pulmonary Hypertension Patients

We are currently initiating a Phase 2 clinical trial of levosimendan in North America for the treatment of patients with pulmonary hypertension associated with heart failure with preserved ejection fraction, or PH-HFpEF.  PH-HFpEF is defined hemodynamically by a pulmonary artery pressure, or mPAP, ≥25 mmHg, a pulmonary capillary wedge pressure, or PCWP, >15 mmHg, and a diastolic pressure gradient, or diastolic PAP – PCWP, >7mmHg. Pulmonary hypertension in these patients initially develops from a passive backward transmission of elevated filling pressures from left-sided heart failure. These mechanical components of pulmonary venous congestion may trigger pulmonary vasoconstriction, decreased nitric oxide availability, increased endothelin expression, desensitization to natriuretic peptide induced vasodilation, and vascular remodeling.  Finally, these changes often lead to advanced pulmonary vascular disease, increased right ventricle, or RV, afterload, and RV failure.

PH-HFpEF is a common form of pulmonary hypertension with an estimated US prevalence exceeding 1.5 million patients. Currently, no pharmacologic therapies are approved for treatment of PH-HFpEF.  Despite the fact that many therapies have been studied in PH-HFpEF patients, including therapies approved to treat pulmonary arterial hypertension patients, no therapies have been shown to be effective in treating PH-HFpEF patients.

Published pre-clinical and clinical studies indicate that levosimendan may provide important benefits to patients with pulmonary hypertension. Data from these published trials indicate that levosimendan may reduce pulmonary vascular resistance and improve important cardiovascular hemodynamics such as reduced pulmonary capillary wedge pressure in patients with pulmonary hypertension. In addition, several published studies provide evidence that levosimendan may improve right ventricular dysfunction which is a common comorbidity in patients with pulmonary hypertension. While none of these studies have focused specifically on PH-HFpEF patients, the general hemodynamic improvements in these published studies of various types of pulmonary hypertension provide an indication that levosimendan may be beneficial in PH-HFpEF patients.

In March 2018, we met with the United States Food and Drug Administration, or FDA, to discuss development of levosimendan in PH-HFpEF patients. The FDA was in agreement with our planned Phase 2 design, patient entry criteria, and endpoints. The study may be conducted under the existing investigational new drug application with no additional nonclinical studies required to support full development. The FDA recognized there were no approved drug therapies to treat PH-HFpEF patients and acknowledged this provided an opportunity for a limited Phase 3 clinical program should the Phase 2 study meet its endpoints. This topic will be discussed further at the End-of-Phase 2 Meeting following completion of the planned Phase 2 study in PH-HFpEF patients. We plan to begin enrollment of the Phase 2 trial in the fourth quarter of 2018.

Intellectual Property

We rely on a combination of patent applications, patents, trade secrets, proprietary know-how, trademarks, and contractual provisions to protect our proprietary rights. We believe that to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. Currently, we require our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements in connection with their employment, consulting, or advisoryrelationships with us, where appropriate. We also require our employees, consultants, and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the work day, developed using our property, or which relate to our business.

To date, we own or in-license the rights to seven U.S. and foreign patents. In addition, we have one U.S. patent application pending that is complemented by the appropriate foreign patent applications related to a product candidate and proprietary process, method and technology. Our issued and in-licensed patents, as well as our pending patents, expire between 2018 and 2031. Related to levosimendan, we have two U.S. patents (6,730,673 and 6,943,164) for the intravenous formulation of levosimendan as in-licensed patent rights for our development and commercialization of levosimendan in the United States and Canada, both of which expire in September 2020.

Our patent and patent applications include claims covering various uses of levosimendan, our sole product candidate currently under development. At this time, we are only pursuing claims relating to uses of levosimendan.

The U.S. trademark registration for Simdax® is owned by Orion and is licensed to us for sales and marketing purposes for any pharmaceutical products containing levosimendan that are commercialized in the United States and Canada.

Recent Developments

As of November 28, 2018, we believe that our existing cash and cash equivalents, along with our investment in marketable securities, will be sufficient to fund our projected operating requirements through the first quarter of calendar year 2019. We will need substantial additional capital in the future in order to complete the development and commercialization of levosimendan and to fund the development and commercialization of other future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses.

Corporate and Other Information

Tenax Therapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the company name to Oxygen Biotherapeutics, Inc. On September 19, 2014, we changed the company name to Tenax Therapeutics, Inc.

Our principal executive offices are located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, and our telephone number is (919) 855-2100.

Available Information

Our website address is www.tenaxthera.com, and our investor relations website is located at http://investors.tenaxthera.com. Information on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus. Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and our Proxy Statements for our annual meetings of stockholders, and any amendments to those reports, as well as Section 16 reports filed by our insiders, are available free of charge on our website as soon as reasonably practicable after we file the reports with, or furnish the reports to, the SEC. The SEC maintains an Internet site (http://www.sec.gov) containing reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this filing.

The Offering

Issuer	Tenax Therapeutics, Inc.

Securities Offered by us
We are offering 4,444,444 shares of Series A Preferred Stock. Each share will be sold as a unit with (a) one Series 1 Warrant to purchase a number of shares of common stock equal to 100% of the shares of common stock initially issuable upon conversion of the Series A Preferred Stock, as described below, and (b) one Series 2 Warrant to purchase a number of shares of common stock equal to 100% of the shares of common stock initially issuable upon conversion of the Series A Preferred Stock, as described below. This prospectus also relates to the offering of the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Series 1 Warrants and Series 2 Warrants.

Assumed Offering Price per Unit	$2.25 per Unit.

Description of Series A Preferred Stock
The Series A Preferred Stock has full ratchet price based anti-dilution protection and is subject to certain ownership limitations. In addition, we have the right to require holders to convert the Series A Preferred Stock if certain equity conditions are met and if the volume weighted average price of our common stock exceeds 300% of the conversion price for any 30 consecutive trading days and the daily dollar trading volume during such period exceeds $175,000 per trading day. See the section entitled “Description of Securities—Description of Series A Preferred Stock” beginning on page 28. This prospectus also relates to the offering of shares of common stock issuable upon conversion of the Series A Preferred Stock at its initial conversion price.

Assumed Conversion price of Series A Preferred Stock
$2.25 per share (subject to adjustment as described in this prospectus). Until the volume weighted average price of our common stock exceeds 300% of the conversion price of the Series A Preferred Stock for any 30 consecutive trading days and the daily dollar trading volume for each trading day during such period exceeds $175,000 per trading day, the Series A Preferred Stock has full ratchet price based anti-dilution protection, subject to customary carve-outs, in the event of a down-round financing below the conversion price.

Shares of common stock underlying the Series A Preferred Stock
4,444,444 (Based on an assumed Series A Preferred Stock conversion price of $2.25 per share, which was 100% of the closing bid price of our common stock on the Nasdaq Capital Market on November 28, 2018.)

Limitations on beneficial ownership
Notwithstanding anything herein to the contrary, no holder will be permitted to convert its Series A Preferred Stock or exercise its warrants if, after such conversion or exercise, such holder would beneficially own more than 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the shares of common stock then outstanding (subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived).

Series 1 Warrants
We are offering Series 1 Warrants to purchase up to 4,444,444 shares of common stock. Each Series 1 Warrant will have an assumed initial exercise price of $2.25 per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, will be exercisable upon issuance and will expire on the second anniversary of the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series 1 Warrants.

Series 2 Warrants
We are offering Series 2 Warrants to purchase up to 4,444,444 shares of common stock. Each Series 2 Warrant will have an assumed initial exercise price of $2.25 per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, will be exercisable upon issuance and will expire on the fifth anniversary of the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series 2 Warrants.

Series 1 Warrants and the Series 2 Warrants are collectively referred to as the “warrants.” The form of warrant is filed as an exhibit to the registration statement of which this prospectus is a part.

Shares of common stock underlying the warrants offered hereby	8,888,888 shares.

Shares of common stock outstanding before this offering	1,465,496 shares as of November 28, 2018.

Shares of common stock to be outstanding after this offering	1,465,496 shares (5,909,940 shares on an as-converted basis, assuming the conversion in full of the Series A Preferred Stock.)

Shares of Series A Preferred Stock outstanding before this offering	None.

Shares of Series A Preferred Stock to be outstanding after this offering	4,444,444 shares.

Market for the Common Stock	Our common stock is listed on the Nasdaq Capital Market under the symbol “TENX”.

No listing of warrants	We do not intend to apply for listing of the warrants on any securities exchange or trading system.

No listing of Series A Preferred Stock	We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or trading system.

Use of proceeds
Assuming all Units are sold, we estimate that the net proceeds to us from this offering will be approximately $9 million. We currently intend to use the net proceeds of this offering to further our clinical trials and efforts to obtain regulatory approval of levosimendan, for research and development and for general corporate purposes, including working capital and potential acquisitions. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 7 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest this offering.

The number of shares of our common stock that will be outstanding immediately before and after this offering is based on 1,465,496 shares outstanding as of November 28, 2018 and excludes:

●
120,773 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $52.29 per share;
●
241,744 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $75.70 per share;
●
19,914 shares of common stock issuable upon the vesting of outstanding restricted stock grants with a weighted average grant date fair value of $6.28 per share;
●
100,000 shares of common stock reserved for future grants and awards under our 2016 Stock Incentive Plan;
●
8,888,888 shares of common stock issuable upon the exercise of the warrants to be sold as part of this offering; and
●
additional shares of common stock that may be issuable upon conversion of Series A Preferred Stock pursuant to the anti-dilution provisions thereof.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our securities. If any of the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment, or our use of the offering proceeds may not yield a favorable return on your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We have a limited operating history, and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our operations, to date, have been primarily limited to organizing and staffing our company, licensing our technology from Orion and undertaking preclinical studies and clinical trials of our product candidate. We have not yet obtained regulatory approvals for our clinical product candidate. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.
Specifically, our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter and year-to-year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, among others:

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our ability to obtain additional funding to develop our product candidates, and any further product candidate which we may develop or in license in the future;
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the need to obtain regulatory approval of our product candidates;
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potential risks related to any collaborations we may enter into for our product candidates;
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delays in the commencement, enrollment and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;
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the success of clinical trials of our product candidates;
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any delays in regulatory review and approval of product candidates in development;
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our ability to establish an effective sales and marketing infrastructure;
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competition from existing products or new products that may emerge;
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the ability to receive regulatory approval or commercialize our products;
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potential side effects of our product candidates that could delay or prevent commercialization;
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potential product liability claims and adverse events;
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potential liabilities associated with hazardous materials;
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our ability to maintain adequate insurance policies;
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our dependency on third-party manufacturers to supply or manufacture our products;
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our ability to establish or maintain collaborations, licensing or other arrangements;
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our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;
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costs related to and outcomes of potential litigation;
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compliance with obligations under intellectual property licenses with third parties;
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our ability to adequately support future growth; and
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our ability to attract and retain key personnel to manage our business effectively.

Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

We will need additional funding and if we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our product development programs.

Developing biopharmaceutical products, including conducting preclinical studies and clinical trials and establishing manufacturing capabilities, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities. In addition, our expenses could increase beyond expectations if applicable regulatory authorities, including the FDA, require that we perform additional studies to those that we currently anticipate, in which case the timing of any potential product approval may be delayed. As of September 30, 2018, we had $5.2 million of cash and cash equivalents, including the fair value of our marketable securities on hand. Based on our current operating plans, we believe that our existing cash and cash equivalents will be sufficient to fund our projected operating requirements through the first quarter of calendar year 2019. We will need substantial additional capital in the future in order to complete the regulatory approval and commercialization of levosimendan and to fund the development and commercialization of future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all.

In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses. As a result of our historical operating losses and expected future negative cash flows from operations, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our December 31, 2017 Consolidated Financial Statements includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our common stock and make it more difficult to obtain financing.

If adequate funds are not available, we may also be required to eliminate one or more of clinical trials, delaying approval of levosimendan or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or to grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. We may also consider strategic alternatives, including a sale of the Company, merger, other business combination or recapitalization.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements will depend on many factors, including, but not limited to:

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the scope, rate of progress and cost of our clinical trials and other research and development activities;
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the costs and timing of regulatory approval;
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the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
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the effect of competing technological and market developments;
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the terms and timing of any collaboration, licensing or other arrangements that we may establish;
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the cost and timing of completion of clinical and commercial-scale manufacturing activities; and
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the costs of establishing sales, marketing and distribution capabilities for our cosmetic products and any product candidates for which we may receive regulatory approval.

Risks Related to Commercialization and Product Development

We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.

We have limited financial resources, so at present we are primarily focusing these resources on developing levosimendan for the treatment of pulmonary hypertension, in addition to exploring strategic alternatives in order to maximize stockholder value. If as a consequence of the results of our Phase 2 trial in PH-HFpEF that we plan to conduct, we are unable to receive regulatory approval of levosimendan, then we may not have resources to pursue development of any other products and our business could terminate.

We currently have no approved drug products for sale and we cannot guarantee that we will ever have marketable drug products.

We currently have no approved drug products for sale. The research, testing, manufacturing, labeling, approval, selling, marketing, and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. We are not permitted to market our product candidate in the United States until we receive approval of an NDA from the FDA for such product candidate, or any future product candidates. We have not submitted an NDA or received marketing approval for our product candidate, and obtaining approval of an NDA is a lengthy, expensive and uncertain process. In addition, markets outside of the United States also have requirements for approval of drug candidates which we must comply with prior to marketing. Accordingly, we cannot guarantee that we will ever have marketable drug products.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Additionally, the FDA may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or it may object to elements of our clinical development program. For example, we held a meeting with the FDA to review the preliminary trial data for our Phase 3 LEVO-CTS trial and discuss a path forward to file an NDA for levosimendan. We explored the opportunity for submitting an NDA for use in CABG surgery patients on the basis of the robust reduction in 90-day mortality observed in the LEVO-CTS trial. However, the FDA advised that another study in CABG surgery patients would be required that prospectively tests levosimendan’s effectiveness in improving mortality. Accordingly, we have suspended development of levosimendan use in CABG due to the scope of the repeat study, as required by the FDA.

The development of levosimendan is subject to a high level of technological risk.

We have devoted a substantial portion of our financial and managerial resources to pursue Phase 3 clinical trials for levosimendan. The biomedical field has undergone rapid and significant technological changes. Technological developments may result in our products becoming obsolete or non-competitive before we are able to recover any portion of the research and development and other expenses we have incurred to develop and clinically test levosimendan. As our opportunity to generate substantial product revenues within the next three to four years is most likely dependent on successful testing and commercialization of levosimendan for pulmonary hypertension, any such occurrence would have a material adverse effect on our operations and could result in the cessation of our business.

We are required to conduct additional clinical trials in the future, which are expensive and time consuming, and the outcome of the trials is uncertain.

We expect to commit a substantial portion of our financial and business resources over the next three years to clinical testing of levosimendan and advancing this product to regulatory approval for use in one or more medical applications. All of these clinical trials and testing will be expensive and time consuming and the timing of the regulatory review process is uncertain. The applicable regulatory agencies may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks. We cannot ensure that we will be able to complete our clinical trials successfully or obtain FDA or other governmental or regulatory approval of levosimendan, or that such approval, if obtained, will not include limitations on the indicated uses for which levosimendan may be marketed. For example, the top-line results of our Phase 3 LEVO-CTS trial for levosimendan did not achieve statistically significant reductions in dual or quad primary endpoints but did meet two secondary endpoints with statistically significant reduction in incidence of LCOS and use of postoperative secondary inotropes. Our business, financial condition and results of operations are critically dependent on obtaining capital to advance our testing program and receiving FDA and other governmental and regulatory approvals of levosimendan. A significant delay in or failure of our planned clinical trials or a failure to achieve these approvals would have a material adverse effect on us and could result in major setbacks or jeopardize our ability to continue as a going concern. For instance, based on the results of our LEVO-CTS clinical trial and subsequent FDA feedback, we do not anticipate undertaking further development with levosimendan in the LCOS indication.

The market may not accept our products.

Even if regulatory approval is obtained, there is a risk that the efficacy and pricing of our products, considered in relation to our products’ expected benefits, will not be perceived by health care providers and third-party payers as cost-effective, and that the price of our products will not be competitive with other new technologies or products. Our results of operations may be adversely affected if the price of our products is not considered cost-effective or if our products do not otherwise achieve market acceptance.

Any collaboration we enter with third parties to develop and commercialize any future product candidates may place the development of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We may enter into collaborations with third parties to develop and commercialize future product candidates. Our dependence on future partners for development and commercialization of our product candidates would subject us to a number of risks, including:

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we may not be able to control the amount and timing of resources that our partners may devote to the development or commercialization of our product candidates or to their marketing and distribution;
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partners may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;
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disputes may arise between us and our partners that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;
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partners may experience financial difficulties;
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partners may not properly maintain or defend our intellectual property rights, or may use our proprietary information, in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or proprietary information or expose us to potential litigation;
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business combinations or significant changes in a partner’s business strategy may adversely affect a partner’s willingness or ability to meet its obligations under any arrangement;
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a partner could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and
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the collaborations with our partners may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates.

Delays in the enrollment and completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval for our product candidates.

Delays in the enrollment and completion of clinical testing could significantly affect our ability to gain FDA approval of levosimendan and any other future product development costs. The completion of clinical trials requires us to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs for the same indication as our product candidates or may be required to withdraw from our clinical trial as a result of changing standards of care or may become ineligible to participate in clinical studies. The enrollment and completion of clinical trials can be delayed for a variety of other reasons, including delays related to:

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reaching agreements on acceptable terms with prospective trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among trial sites;
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obtaining institutional review board, or IRB, approval to conduct a clinical trial at numerous prospective sites;
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recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;
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maintaining and supplying clinical trial material on a timely basis; and
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collecting, analyzing and reporting final data from the clinical trials.

In addition, a clinical trial may be suspended or terminated by us, the FDA or other regulatory authorities due to a number of factors, including:

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failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
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inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
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unforeseen safety issues or any determination that a trial presents unacceptable health risks; and
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lack of adequate funding to continue the clinical trial, including unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our contract research organizations, or CROs, and other third parties.

Changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, our clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Even if we are able to ultimately commercialize our product candidates, other therapies for the same or similar indications may have been introduced to the market and established a competitive advantage.

Risks Relating to Regulatory Matters

Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our products without regulatory approval.

Our development, marketing and distribution of levosimendan is, and will continue to be, subject to extensive regulation, monitoring and approval by the FDA and other regulatory agencies. There are significant risks at each stage of the regulatory scheme.

Product approval stage

During the product approval stage, we attempt to prove the safety and efficacy of our product for its indicated uses. There are numerous problems that could arise during this stage, including:

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the data obtained from laboratory testing and clinical trials are susceptible to varying interpretations, which could delay, limit or prevent FDA and other regulatory approvals;
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adverse events could cause the FDA and other regulatory authorities to halt trials;
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at any time the FDA and other regulatory agencies could change policies and regulations that could result in delay and perhaps rejection of our products; and
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even after extensive testing and clinical trials, there is no assurance that regulatory approval will ever be obtained for any of our products.

Post-commercialization stage

Discovery of previously unknown problems with our products, or unanticipated problems with our manufacturing arrangements, even after FDA and other regulatory approvals of our products for commercial sale may result in the imposition of significant restrictions, including withdrawal of the product from the market.

Additional laws and regulations may also be enacted that could prevent or delay regulatory approval of our products, including laws or regulations relating to the price or cost-effectiveness of medical products. Any delay or failure to achieve regulatory approval of commercial sales of our products is likely to have a material adverse effect on our financial condition, results of operations and cash flows.

The FDA and other regulatory agencies continue to review products even after they receive agency approval. If and when the FDA or another regulatory agency outside the United States approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of levosimendan or our other products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We must continually monitor the safety of our products once approved and marketed for signs that their use may elicit serious and unexpected side effects and adverse events, which could jeopardize our ability to continue marketing the products. We may also be required to conduct post-approval clinical studies as a condition to licensing a product.

As with all pharmaceutical products, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). For the most part, we would expect these adverse events to be known and occur at some predicted frequency. When adverse events are reported to us, we will be required to investigate each event and circumstances surrounding it to determine whether it was caused by our product and whether it implies that a previously unrecognized safety issue exists. We will also be required to periodically report summaries of these events to the applicable regulatory authorities.

In addition, the use of our products could be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. This may be especially true when our products are used in critically ill or otherwise compromised patient populations. When these unexpected events are reported to us, we will be required to make a thorough investigation to determine causality and implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

A serious adverse finding concerning the risk of our products by any regulatory authority could adversely affect our reputation, business and financial results.

When a new product is approved, the FDA or other regulatory authorities may require post-approval clinical trials, sometimes called Phase 4 clinical trials. If the results of such trials are unfavorable, this could result in the loss of the license to market the product, with a resulting loss of sales.

After our products are commercialized, we expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others will play a primary role in the recommendation and prescription of our clinical products. Our arrangements with third-party payers and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we will market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

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the federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;
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the federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds, with penalties that include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim; in addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;
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Health Insurance Portability and Accountability Act imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;
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the Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and
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many states have analogous state laws and regulations, such as state anti-kickback and false claims laws, which, in some cases, these state laws impose more strict requirements than the federal laws and may require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Health care reform and controls on health care spending may limit the price we can charge for our products and the amount we can sell.

As a result of Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, collectively, the ACA, enacted in March 2010, substantial changes have occurred and are expected to continue to occur in the system for paying for health care in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. This comprehensive health care reform legislation also included provisions to control health care costs and improve health care quality. Together with ongoing statutory and budgetary policy developments at a federal level, this health care reform legislation could include changes in Medicare and Medicaid payment policies and other health care delivery administrative reforms that could potentially negatively impact our business. Because not all the administrative rules implementing health care reform under the legislation have been finalized, and because of ongoing federal fiscal budgetary pressures not yet resolved for federal health programs, the full impact of the ACA and of further statutory actions to reform healthcare payment on our business is unknown, but there can be no assurances that health care reform legislation will not adversely impact either our operational results or the manner in which we operate our business. There have been judicial and Congressional challenges to the ACA and there may be additional challenges and amendments to the ACA in the future, particularly in light of the current presidential administration and U.S. Congress. For example, the Tax Cuts and Jobs Act enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code, commonly referred to as the individual mandate, beginning in 2019, and on October 13, 2017, President Trump signed an executive order terminating the cost-sharing subsidies that reimburse the insurers under the ACA. We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Cost of care could be reduced by reducing the level of reimbursement for medical services or products (including those biopharmaceuticals that we intend to produce and market), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, our products could have a materially adverse impact on our financial performance. Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products. We cannot predict what healthcare reform initiatives may be adopted in the future.

Uncertainty of third-party reimbursement could affect our future results of operations.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. We will be required to report detailed pricing information, net of included discounts, rebates and other concessions, to the Centers for Medicare and Medicaid Services, or CMS, for the purpose of calculating national reimbursement levels, certain federal prices, and certain federal rebate obligations. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect our business. In addition, the government could change its calculation of reimbursement, federal prices, or federal rebate obligations which could negatively impact us. There is no guarantee that government health care programs or private health insurers will reimburse for the sales of our products, or permit us to sell our products at high enough prices to generate a profit.

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

Although we only have distribution rights in the United States and Canada for levosimendan, in some countries, particularly European Union countries and Canada, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. To obtain or maintain reimbursement or pricing approval in some countries with respect to any product candidate that achieves regulatory approval, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products upon approval, if at all, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected which would have a material adverse effect on our business and results of operations. Further, if we achieve regulatory approval of any product, we must successfully negotiate product pricing for such product in individual countries. As a result, the pricing of our products, if approved, in different countries may vary widely, thus creating the potential for third-party trade in our products in an attempt to exploit price differences between countries. This third-party trade of our products could undermine our sales in markets with higher prices.

Risks Relating to Our Dependence on Third Parties

We depend on third parties to manufacture our products.

We do not own or operate any manufacturing facilities for the commercial-scale production of our products. Pursuant to the terms of our license for levosimendan, Orion is our sole manufacturing source for levosimendan.  Accordingly, our business is susceptible to disruption, and our results of operations can be adversely affected, by any disruption in supply or other adverse developments in our relationship with Orion.  If supply from Orion is delayed or terminated, or if its facilities suffer any damage or disruption, we may need to successfully qualify an alternative supplier in a timely manner in order to not disrupt our business.  If we cannot obtain an alternate manufacturer in a timely manner, we would experience a significant interruption in supply of levosimendan, which could negatively affect our financial condition, results of operations and cash flows.

We depend on the services of a limited number of key personnel.

Our success is highly dependent on the continued services of a limited number of scientists and support personnel. The loss of any of these individuals, in particular, Anthony DiTonno, our Chief Executive Officer, and Michael Jebsen, our Chief Financial Officer, could have a material adverse effect on us. In addition, our success will depend, among other factors, on the recruitment and retention of additional highly skilled and experienced management and technical personnel. There is a risk that we will not be able to retain existing employees or to attract and retain additional skilled personnel on acceptable terms given the competition for such personnel among numerous large and well-funded pharmaceutical and health care companies, universities, and non-profit research institutions, which could negatively affect our financial condition, results of operations and cash flows.

We have no experience in the sale and marketing of medical products.

We have no experience in the sale and marketing of approved medical products and marketing the licensing of such products before FDA or other regulatory approval. We have not decided upon a commercialization strategy in these areas. We do not know of any third party that is prepared to distribute our products should they be approved. If we decide to establish our own commercialization capability, we will need to recruit, train and retain a marketing staff and sales force with sufficient technical expertise. We do not know whether we can establish a commercialization program at a cost that is acceptable in relation to revenue or whether we can be successful in commercializing our product. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

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our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
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the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;
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the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
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unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

Failure to successfully commercialize our products or to do so on a cost effective basis would likely result in failure of our business.

We may enter into distribution arrangements and marketing alliances for certain products and any failure to successfully identify and implement these arrangements on favorable terms, if at all, may impair our ability to commercialize our product candidates.

We do not anticipate having the resources in the foreseeable future to develop global sales and marketing capabilities for all of the products we develop, if any. We may pursue arrangements regarding the sales and marketing and distribution of one or more of our product candidates and our future revenues may depend, in part, on our ability to enter into and maintain arrangements with other companies having sales, marketing and distribution capabilities and the ability of such companies to successfully market and sell any such products. Any failure to enter into such arrangements and marketing alliances on favorable terms, if at all, could delay or impair our ability to commercialize our product candidates and could increase our costs of commercialization. Any use of distribution arrangements and marketing alliances to commercialize our product candidates will subject us to a number of risks, including the following:

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we may be required to relinquish important rights to our products or product candidates;
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we may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;
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our distributors or collaborators may experience financial difficulties;
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our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and
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business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.

We may need to enter into additional co-promotion arrangements with third parties where our own sales force is neither well situated nor large enough to achieve maximum penetration in the market. We may not be successful in entering into any co-promotion arrangements, and the terms of any co-promotion arrangements we enter into may not be favorable to us.

Risks Relating to Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our future product candidates, if any, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

We license certain intellectual property from Orion that covers our product candidate levosimendan. The two principal United States patents which we license from Orion expire in September 2020. We rely on Orion to file, prosecute and maintain patent applications and otherwise protect the intellectual property to which we have a license, and we have not had and do not have primary control over these activities for certain of these patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. Our enforcement of certain of these licensed patents or defense of any claims asserting the invalidity of these patents would also be subject to the cooperation of the third parties.

The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in the patents we own or to which we have a license from a third-party. Further, if any of our patents are deemed invalid and unenforceable, it could impact our ability to commercialize or license our technology.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

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others may be able to make compositions or formulations that are similar to our product candidates but that are not covered by the claims of our patents;
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we might not have been the first to make the inventions covered by our issued patents or pending patent applications;
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we might not have been the first to file patent applications for these inventions;
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others may independently develop similar or alternative technologies or duplicate any of our technologies;
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it is possible that our pending patent applications will not result in issued patents;
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our issued patents may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;
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we may not develop additional proprietary technologies that are patentable; or
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the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure and non-use of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

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these agreements may be breached;
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these agreements may not provide adequate remedies for the applicable type of breach; or
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our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

If we or our partners choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we or our commercialization partners are infringing the third party’s patents and would order us or our partners to stop the activities covered by the patents. In addition, there is a risk that a court will order us or our partners to pay the other party damages for having violated the other party’s patents. We have agreed to indemnify certain of our commercial partners against certain patent infringement claims brought by third parties. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either does not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents by others covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office, or USPTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with chemists, biologists and other scientists at academic and other institutions, and consultants who assist us in our research, development, regulatory and commercial efforts, including the members of our scientific advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

Under current law, we may not be able to enforce all employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may infringe or be alleged to infringe intellectual property rights of third parties.

Our products or product candidates may infringe on, or be accused of infringing on, one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we are found to infringe the patent rights of a third party, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products. Our products, after commercial launch, may become subject to Paragraph IV certification under the Hatch-Waxman Act, thus forcing us to initiate infringement proceedings against such third-party filers. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. We may, however, be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of biotechnology products. We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and an even greater risk when we commercially sell any products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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decreased demand for our products and any product candidates that we may develop;
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injury to our reputation;
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withdrawal of clinical trial participants;
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costs to defend the related litigation;
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substantial monetary awards to trial participants or patients;
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loss of revenue; and
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the inability to commercialize any products that we may develop.

We currently maintain limited product liability insurance coverage for our clinical trials in the total amount of $3 million. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. There can be no assurance that product liability insurance will be available in the future or be available on reasonable terms.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in our cyber-security.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, and damage to our reputation, and the further development of our product candidates could be delayed.

Our disclosure controls and procedures address cybersecurity and include elements intended to ensure that there is an analysis of potential disclosure obligations arising from security breaches. We also maintain compliance programs to address the potential applicability of restrictions against trading while in possession of material, nonpublic information generally and in connection with a cyber-security breach. However, a breakdown in existing controls and procedures around our cyber-security environment may prevent us from detecting, reporting or responding to cyber incidents in a timely manner and could have a material adverse effect on our financial position and value of our stock.

Risks Related to Owning Our Common Stock

Our share price has been volatile and may continue to be volatile which may subject us to securities class action litigation in the future.

Our stock price has in the past been, and is likely to be in the future, volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, our existing stockholders may not be able to sell their stock at a favorable price. The market price for our common stock may be influenced by many factors, including:

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actual or anticipated fluctuations in our financial condition and operating results;
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status and/or results of our clinical trials;
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status of ongoing litigation;
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results of clinical trials of our competitors’ products;
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regulatory actions with respect to our products or our competitors’ products;
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actions and decisions by our collaborators or partners;
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actual or anticipated changes in our growth rate relative to our competitors;
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actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
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competition from existing products or new products that may emerge;
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issuance of new or updated research or reports by securities analysts;
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fluctuations in the valuation of companies perceived by investors to be comparable to us;
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share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
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market conditions for biopharmaceutical stocks in general;
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status of our search and selection of future management and leadership; and
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general economic and market conditions.

On December 31, 2017 the last closing price of our common stock was $9.80, as compared to $5.26, as of September 30, 2018. During the first nine months of the year ending December 31, 2018 the lowest closing price for our common stock was $4.41 and the highest closing price was $12.63 All stock prices are as adjusted for the 1-for-20 reverse stock split effective on February 23, 2018 at 5:00 p.m.

Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. Such lawsuits, should they be filed against us in the future, could result in substantial costs and a diversion of management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we must satisfy minimum financial and other requirements. In the past, we have received a notification letter from Nasdaq indicating that we were not in compliance with listing requirements because the minimum bid price of our common stock closed below $1.00 per share for 30 consecutive trading days. However, Nasdaq subsequently notified us that we had regained compliance with the minimum bid price requirement. If we fail to satisfy Nasdaq’s listing requirements in the future, we expect to take actions to regain compliance, but we can provide no assurance that any such action would prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. If our common stock is delisted from Nasdaq, the delisting could substantially decrease trading in our common stock and adversely affect the market liquidity of our common stock; adversely affect our ability to obtain financing on acceptable terms, if at all; and may result in the potential loss of confidence by investors, suppliers, customers, and employees and fewer business development opportunities. Additionally, the market price of our common stock may decline further, and stockholders may lose some or all of their investment.

We are likely to attempt to raise additional capital through issuances of debt or equity securities, which may cause our stock price to decline, dilute the ownership interests of our existing stockholders, and/or limit our financial flexibility.

Historically we have financed our operations through the issuance of equity securities and debt financings, and we expect to continue to do so for the foreseeable future. As of September 30, 2018, we had $5.2 million of cash and cash equivalents, including the fair value of our marketable securities on hand. Based on our current operating plans, we believe our existing cash and cash equivalents are sufficient to continue to fund operations through the first quarter of calendar year 2019. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution of their ownership interests. Debt financing, if available, may involve restrictive covenants that limit our financial flexibility or otherwise restrict our ability to pursue our business strategies. Additionally, if we issue shares of common stock, or securities convertible or exchangeable for common stock, the market price of our existing common stock may decline. There can be no assurance that we will be successful in obtaining any additional capital resources in a timely manner, on favorable terms, or at all.

Risks Relating to this Offering

Our use of the offering proceeds may not yield a favorable return on your investment.

We currently intend to use the net proceeds of this offering to further our clinical trials and efforts to obtain regulatory approval of levosimendan, for research and development and for general corporate purposes, including working capital and potential acquisitions. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we intend to invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return. The failure of our management to use such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

If you purchase Units in this offering, you may incur substantial dilution in the net tangible book value of your shares of Series A Preferred Stock as a result of this offering and future equity issuances, and as result, our stock price could decline.

Investors in this offering may experience immediate dilution in their net tangible book value per share to the extent of the difference between the conversion price per share of common stock and the “adjusted” net tangible book value per share after giving effect to the offering. Our net tangible book value as of September 30, 2018 was approximately $4,937,961, or $3.37 per share of our common stock. Assuming that we issue 4,444,444 shares of Series A Preferred Stock at a price of $2.25 per share and the Series A Preferred Stock sold in this offering has an assumed conversion price of $2.25 per share, and assuming the conversion of all the shares of Series A Preferred Stock sold in the offering (not taking into account any anti-dilution adjustments in the Series A Preferred Stock), and after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2018 would have been approximately $13,952,961, or $2.36 per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of the warrants issued in this offering. This amount represents an immediate decrease in net tangible book value of $1.01 per share to our existing stockholders and an immediate increase in net tangible book value of $0.11 per share to new investors in this offering. If outstanding options and warrants to purchase our common stock are exercised, you may experience dilution. See “Dilution”.

In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional financings in the future, as we continue to build our business. In future years, we will likely need to raise significant additional capital to finance our operations and to fund clincial trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future private placements of equity securities and any additional shares issued in the connection with acquisitions, could result in dilution to investors. In addition, the market price of our common stock could fall as a result of reslaes of any of these shares of common stock due to an increased number of shares available for sale in the market.

In addition, our board of directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.

There is no public market for the Series A Preferred Stock or warrants to purchase common stock in this offering.

There is no established public trading market for the Series A Preferred Stock or the warrants being offered in this offering, and we do not expect a market to develop. In addition, neither the Series A Preferred Stock nor the warrants are listed, and we do not intend to apply for listing of the Series A Preferred Stock or the warrants on any securities exchange or trading system. Without an active market, the liquidity of the Series A Preferred Stock and the warrants is limited, and investors may be unable to liquidate their investments in the Series A Preferred Stock or the warrants.

The value of our Series A Preferred Stock is directly tied to the value of our common stock, and any change in the value of our common stock will be reflected in the value of our Series A Preferred Stock.

There is no established public trading market for the Series A Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock on any national securities exchange or other nationally recognized trading system. As a result, because each share of Series A Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at an assumed initial conversion price per share equal to $2.25, subject to certain beneficial ownership limitations, we expect the value of the Series A Preferred Stock to have a value directly tied to the value of our common stock. Accordingly, any change in the trading price of our common stock will be reflected in the value of our Series A Preferred Stock, and the price of our common stock may be volatile as described above.

The conversion of shares of our Series A Preferred Stock into common stock, or the perception that such conversions may occur, could cause the market price of our common stock to decline.

Each share of our Series A Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at an assumed initial conversion price per share equal to $2.25, subject to certain limitations. See “Description of Securities.” The conversion of substantial amounts of our Series A Preferred Stock would result in the issuance by us of a substantial number of additional shares of our common stock, which, subject to certain limitations, could be traded publicly. Such conversions, or the perception that such conversions may occur, could cause the market price of our common stock to decline.

The warrants may not have any value.

The Series 1 Warrants will be exercisable for two years from the closing date at an assumed initial exercise price of $2.25 per share. The Series 2 warrants will be exercisable for five years from the closing date at an assumed initial exercise price of $2.25 per share. In the event that the price of a share of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

The warrants purchased in this offering do not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your warrants purchased in this offering, such warrants will not provide you any rights as a common stockholder, except as set forth in the warrants. Upon exercise of your warrants purchased in this offering, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” on page 7 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $9 million, based on an assumed offering price of $2.25 per Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any additional proceeds from any future conversions of the Series A Preferred Stock. We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if the warrants are exercised and the holders of such warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the warrants.

We currently intend to use the net proceeds of this offering to further our clinical trials and efforts to obtain regulatory approval of levosimendan, for research and development and for general corporate purposes, including working capital and potential acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Pending the use of net proceeds, we intend to invest these net proceeds in short-and intermediate-term, interest-bearing obligations, investment-grade instruments, demand deposits, certificates of deposit or direct or guaranteed obligations of the U.S. government.

In addition, our existing resources, together with the proceeds from this offering, will not be adequate to permit us to complete such clinical development or fund our operations over the longer term. We will need to secure significant additional resources to complete such development and to support our continued operations.
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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2018 adjusted to give effect to the sale of the securities offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds:”

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on an actual basis; and

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on an as adjusted basis to give effect to the sale of 4,444,444 Units in this offering, at an assumed public offering price of $2.25, the application of the net proceeds of this offering and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which are incorporated by reference into this prospectus.

	As of September 30, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
Cash and cash equivalents	$ 3,347,183	9,015,000	12,362,183

Stockholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized; none and 4,444,444 Series A shares issued and outstanding, respectively	--	--	--
Common stock, $0.0001 par value, 400,000,000 shares authorized;1,465,496 and 1,465,496 shares issued and outstanding, respectively	147	--	147
Additional paid-in capital	223,029,293	9,015,000	232,044,293
Accumulated deficit	(218,081,498)	--	(218,081,498)
Total liabilities and stockholders’ equity	5,454,119	9,015,000	14,469,119

The information in the table above is based on 1,465,496 shares of common stock outstanding as of September 30, 2018, and does not take into account any of the following:

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120,773 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $52.29 per share;

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241,744 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $75.70 per share;

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19,914 shares of common stock issuable upon the vesting of outstanding restricted stock grants with a weighted average grant date fair value of $6.28 per share;

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100,000 shares of common stock reserved for future grants and awards under our 2016 Stock Incentive Plan;

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8,888,888 shares of common stock issuable upon the exercise of the warrants to be sold as part of this offering; and

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additional shares of common stock that may be issuable upon conversion of Series A Preferred Stock pursuant to the anti-dilution provisions thereof.

DILUTION

Our net tangible book value as of September 30, 2018 was approximately $4,937,961 or approximately $3.37 per share of common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, with this amount divided by the number of shares of common stock outstanding as of September 30, 2018. After giving effect to the sale in this offering of shares of Series A Preferred Stock, and assuming the issuance of the shares of common stock that the Series A Preferred Stock to be issued is convertible into, at an assumed public offering price of $2.25 per Unit and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been $13,952,961, or $2.36 per share of common stock. Assuming the completion of this offering, this represents an immediate decrease in net tangible book value of $1.01 per share to our existing stockholders and an immediate increase of $0.11 per share to anyone who purchases securities in this offering. The following table illustrates this calculation on a per share basis:

Assumed conversion price per share of Series A Preferred Stock		$ 2.25
Net Tangible book value per share as of September 30, 2018, before this offering	3.37
Decrease per share attributable to investors purchasing securities in this offering	(1.01)
Adjusted net tangible book value per share as of September 30, 2018 after giving effect to this offering		2.36
Accretion per share to new investors in this offering		$ 0.11

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing table is based on 1,465,496 shares of common stock outstanding as of September 30, 2018. The foregoing discussion and table does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants, including the warrants offered in this offering, having a per share exercise price less than the public offering price per share in this offering. To the extent that options or warrants outstanding as of September 30, 2018, have been or may be exercised or other shares issued, investors purchasing securities in this offering may experience further dilution. In addition, we may seek to raise additional capital in the future through the sale of equity or convertible debt securities. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. In addition, the calculation in the foregoing table does not take into account any of the following:

●	120,773 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $52.29 per share;

●	241,744 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $75.70 per share;

●	19,914 shares of common stock issuable upon the vesting of outstanding restricted stock grants with a weighted average grant date fair value of $6.28 per share;

●	100,000 shares of common stock reserved for future grants and awards under our 2016 Stock Incentive Plan;

●	8,888,888 shares of common stock issuable upon the exercise of the warrants to be sold as part of this offering; and

●	additional shares of common stock that may be issuable upon conversion of Series A Preferred Stock pursuant to the anti-dilution provisions thereof.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “TENX”. The following table sets forth, for the periods indicated, the range of high and low sales prices in each fiscal quarter for our common stock, all as adjusted for the 1-for-20 reverse stock split effective February 23, 2018 at 5:00 p.m.

Year-Ended December 31, 2016	High	Low
First Quarter	$67.40	$38.80
Second Quarter	$58.80	$40.00
Third Quarter	$55.40	$43.20
Fourth Quarter	$48.58	$24.20

Year-Ended December 31, 2017	High	Low
First Quarter	$53.00	$8.30
Second Quarter	$15.80	$8.28
Third Quarter	$15.50	$6.20
Fourth Quarter	$11.96	$7.02

Year-Ended December 31, 2018	High	Low
First Quarter	$12.63	$4.41
Second Quarter	$11.92	$5.17
Third Quarter	$7.20	$5.00
Fourth Quarter (through November 28, 2018)	$6.39	$2.10

As of November 28, 2018, there were 1,343 holders of record of our common stock. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in nominee or in “street name” accounts through brokers, and any such beneficial owners are not included in this number of holders of record. On November 28, 2018, the last sale price reported on the Nasdaq Capital Market for our common stock was $2.25 per share.

DIVIDEND POLICY

Since our inception, we have not paid dividends on our common stock. We intend to retain any earnings for use in our business activities, so it is not expected that any dividends on our common stock will be declared and paid in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 28, 2018, the number and percentage of the outstanding shares of common stock and warrants and options that, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) our named executive officers, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Beneficial Owner Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Principal Stockholders
JP SPC3 OXBT FUND(3)	109,033	6.93%
Rue Du Mont-Blanc Geneva, Switzerland 1201
Doug Randall(4)	87,095	5.85%
Douglas Hay(4)	71,407	4.80%
Officers and Directors
Gregory Pepin(5)	111,775	7.62%
Michael B. Jebsen, CPA(6)	61,478	4.08%
Ronald R. Blanck, DO(6)	3,845	*
James Mitchum(6)	3,550	*
Anthony DiTonno(6)	2,865	*
Chris A. Rallis(6)	3,348	*
Gerald T. Proehl(6)	4,245	*
All officers and directors as a group (7 persons)(6)	191,106	11.73%

* Less than 1%
(1)	Unless otherwise noted, all addresses are in care of Tenax Therapeutics, Inc. at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.
(2)
Based upon 1,465,496 shares of common stock outstanding on November 28, 2018. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of November 28, 2018 through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 1,545 shares of common stock, and 107,488 shares of common stock subject to warrants that are exercisable or convertible, as applicable within 60 days of November 28, 2018.
(4)
With respect to Mr. Randall, includes 23,081 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018;

With respect to Mr. Hay, includes 23,081 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018.

(5)
Includes 742 shares of restricted common stock and 2,000 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018. Mr. Pepin is a co-founder of EOS, an investment company, which serves as the Investment Manager and Managing Director for JP SPC3 OXBT Fund (“OXBT Fund”), and consequently he may be deemed to be the beneficial owner of shares held by OXBT Fund. Mr. Pepin disclaims beneficial ownership of the shares held by OXBT Fund except to the extent of his pecuniary interest therein.

(6)
With respect to Dr. Blanck, includes 257 shares of common stock subject to warrants and 2,526 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018;

With respect to Mr. DiTonno, includes 129 shares of common stock subject to warrants and 2,576 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018;

With respect to Mr. Rallis, includes 129 shares of common stock subject to warrants and 2,576 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018;

With respect to Mr. Jebsen, includes 40,843 shares of common stock subject to options and restricted stock grants that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018;

With respect to Mr. Proehl, includes 2,750 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018 and 1,495 shares for which voting, and investment power is shared with Mr. Proehl’s spouse;

With respect to Mr. Mitchum, includes 2,250 shares of common stock subject to options that are vested, vesting, exercisable or convertible, as applicable, within 60 days of November 28, 2018 and 3,050 shares for which voting, and investment power is shared with Mr. Mitchum’s spouse; and

With respect to all officers and directors as a group, includes 515 shares of common stock subject to warrants and 55,435 shares of common stock subject to options and restricted stock grants that are vested, vesting, convertible, or exercisable, as applicable, within 60 days of November 28, 2018.

DESCRIPTION OF SECURITIES

Description of Units

We are offering 4,444,444 shares of Series A Preferred Stock and 8,888,888 warrants exercisable for one share of our common stock. Each share of Series A Preferred Stock will be sold as a unit with one Series 1 Warrant to purchase one share of our common stock that expires on the second anniversary of the date of issuance, and one Series 2 Warrant that expires on the fifth anniversary of the date of issuance (together with the shares of common stock underlying such shares of Series A Preferred Stock and such warrants, are referred to herein as the Units) at an assumed public offering price of $2.25 per Unit.

The securities of which the Units are composed, or the underlying securities, are being sold in this offering only as part of the Units. However, the Units will not be certificated and the underlying securities comprising such Units are immediately separable and issued separately. Each underlying security purchased in this offering will be issued independent of each other underlying security and not as part of a Unit. Upon issuance, each underlying security may be transferred independent of any other underlying security, subject to applicable law and transfer restrictions.

Description of Series A Preferred Stock.

Our Certificate of Incorporation has authorized 10,000,000 shares of preferred stock, none of which are currently issued and outstanding. The preferences and rights of the Series A Preferred Stock will be as set forth in a Certificate of Designation, or the Series A Certificate of Designation, filed as an exhibit to the registration statement of which this prospectus is a part.

In the event of a liquidation, the holders of Series A Preferred Stock are entitled to participate on an as-converted-to-common stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock. The Series A Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each Series A Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series A Certificate of Designation provides that no other dividends shall be paid on Series A Preferred Stock and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence. The Series A Certificate of Designation does not provide for any restriction on the repurchase of Series A Preferred Stock by us while there is any arrearage in the payment of dividends on the Series A Preferred Stock. There are no sinking fund provisions applicable to the Series A Preferred Stock.

With certain exceptions, as described in the Series A Certificate of Designation, the Series A Preferred Stock has no voting rights. However, as long as any shares of Series A Preferred Stock remain outstanding, the Series A Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A Preferred Stock or (c) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of holders of Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible, at any time at the holder’s option into one share of common stock (based on an assumed stated value of $2.25 per share of Series A Preferred Stock and an assumed conversion price of $2.25) which conversion ratio will be subject to adjustment as described below. This right to convert is limited by the beneficial ownership limitation described below.

Notwithstanding the foregoing, the Series A Certificate of Designation further provides that we shall not effect any conversion of Series A Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series A Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the holder prior to the issuance date, 9.99%) of the shares of our Common Stock then outstanding after giving effect to such exercise, which we refer to as the Preferred Stock Beneficial Ownership Limitation; provided, however, that upon notice to the Company, the holder may increase or decrease the Preferred Stock Beneficial Ownership Limitation, provided that in no event shall the Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

Additionally, subject to certain exceptions, at any time after the issuance of the Series A Preferred Stock, and subject to the Preferred Stock Beneficial Ownership Limitation, we will have the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for any 30 consecutive trading days, or the Measurement Period, exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the average daily trading volume for such Measurement Period exceeds $175,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. Our right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or other trading system.

Until such time as 85% of the aggregate shares of Series A Preferred Stock issued to all holders on the original issue date have been converted to common stock, the Series A Preferred Stock has full ratchet price based anti-dilution protection, subject to customary carve outs, in the event of a down-round financing at a price per share below the conversion price of the Series A Preferred Stock. If during any 30 consecutive trading days the volume weighted average price of our common stock exceeds 300% of the then-effective conversion price of the Series A Preferred Stock and the daily dollar trading volume for each trading day during such period exceeds $175,000, the anti-dilution protection in the Series A Preferred Stock will expire and cease to apply.

If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

If we effect a fundamental transaction in which we are the surviving entity, then upon any subsequent conversion of Series A Preferred Stock, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of our common stock and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which Series A Preferred Stock is convertible immediately prior to such fundamental transaction. If we effect a fundamental transaction in which we are not the surviving entity or a reverse merger in which we are the surviving entity, then the surviving entity shall purchase the outstanding Series A Preferred Stock by paying and issuing, in the event that such consideration given to common stockholders is non-cash consideration, as the case may be, to such holder (or canceling such holder's outstanding Series A Preferred Stock and converting it into the right to receive) an amount equal to the cash consideration plus the non-cash consideration (in the form issuable to the holders of common stock) per share of the common stock in the fundamental transaction multiplied by the number of conversion shares underlying the shares of Series A Preferred Stock held by the holder on the date of the consummation of the fundamental transaction. Such amount shall be paid in the same form and mix (be it securities, cash or property, or any combination of the foregoing) as the consideration received by the common stock in such fundamental transaction. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale or other disposition of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock(iv) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock.

Description of Warrants Included in the Units

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Each share of Series A Preferred Stock will be issued with: (a) the number of Series 1 Warrants equal to 100% of the number of shares of our common stock initially issuable upon conversion of the shares of Series A Preferred Stock, which will be immediately exercisable and expire on the second anniversary of the date of issuance, and (b) the number of Series 2 Warrants equal to 100% of the number of shares of our common stock initially issuable upon conversion of the shares of Series A Preferred Stock, which will be immediately exercisable and expire on the fifth anniversary of the date of issuance. Each whole warrant is exercisable to purchase one share of our common stock at an assumed exercise price of $2.25 per share at any time prior to expiration. The warrants issued in this offering will each be governed by the terms of a global warrant certificate deposited with DTC. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised, except as set forth in the warrant.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the holder prior to the issuance date, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise, or the Beneficial Ownership Limitation; provided, however, that upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the warrants are exercised.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, or a fundamental transaction, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the warrants. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within the company’s control, including not approved by the company’s Board of Directors or the consideration is not in all stock of the successor entity, the holder will only be entitled to receive from the company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of common stock of the company in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise warrants only if the issuance of the shares of common stock upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

If a warrant is exercised via the “cashless” exercise provision, the holder will receive the number of shares of common stock determined pursuant to the formula set forth in the warrants.

Pursuant to a warrant agency agreement between us and Issuer Direct Corporation, as warrant agent, the warrants will be issued in book-entry form and shall initially be represented only by one or more global certificates deposited with the Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Description of Capital Stock

The following descriptions are summaries of the material terms that are included in our Certificate of Incorporation, as amended, which we will refer to hereafter as our Certificate of Incorporation, our Amended and Restated Bylaws, which we will refer to hereafter as our Bylaws, and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Overview

Authorized Capital Stock

As of November 28, 2018, our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock in one or more series, $0.0001 par value per share.

Common Stock

As of November 28, 2018 , there were 1,465,496 shares of our common stock outstanding held of record by 1,343 stockholders. In addition, there are outstanding options, warrants and rights to acquire up to an additional 382,431 shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by our board of directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of Tenax Therapeutics upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is Issuer Direct Corporation, Morrisville, NC. Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol TENX.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The preferred stock may have voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our shares of common stock, impairing the rights of our common stock in the event of our dissolution, liquidation or winding-up or otherwise adversely affect the rights of holders of our common stock. The holders of preferred stock are not entitled to vote at or receive notice of any meeting of stockholders, except as otherwise provided in the rights and restrictions attached to the shares by our board of directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws; Indemnification

The following provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of the Company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management or could otherwise impede the success of any attempt to change the control of the Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the Company or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

No Cumulative Voting. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors.

Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders may be called only by the Chairman, President or by a majority of our board of directors, or by a person designated by our board of directors. Stockholders are not permitted to call a special meeting of stockholders or to require that the Chairman, the President or our board of directors request the calling of a special meeting of stockholders.

Advance Notice Requirement. Stockholder proposals to be brought before an annual meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nomination of persons for election to our board of directors. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the previous year’s annual meeting of stockholders.

Blank Check Preferred Stock. Our board of directors is authorized by our Certificate of Incorporation to issue, without further stockholder action, up to 10,000,000 shares of designated preferred stock with rights and preferences, including voting rights, designated by our board of directors. The existence of the authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Limitation of Liability and Indemnification of Officers and Directors. Pursuant to the Certificate of Incorporation and under Delaware law, directors and executive officers are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which such person may be involved by reason of the fact that such person was our director or officer if such person acted in good faith or in a manner reasonably believed to be in or not opposed to our best interests. To the extent that a director or officer has been successful in defense of any proceeding, our Bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum. Our Bylaws provides that, unless we consent in writing to the selection of an alternative forum, any North Carolina state court that has jurisdiction or the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in such action.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling our company, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

UNDERWRITING

We have entered into an underwriting agreement dated             , 2018 with Ladenburg Thalmann & Co. Inc., as the representative of the underwriter, or the representative, named below and the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	Units
Ladenburg Thalmann & Co. Inc.

Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriter that it proposes to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $             per Unit.

The underwriting agreement provides that subject to the satisfaction or waiver by the representative of the conditions contained in the underwriting agreement, the underwriter is obligated to purchase and pay for all of the units offered by this prospectus. No action has been taken by us or the underwriter that would permit a public offering of the units, or the shares, of common stock, shares of preferred stock and warrants included in the units, in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Per Unit(1)	Total
Public offering price	$-
Underwriting discount to be paid to the underwriter by us (8.0%)
Proceeds to us (before expenses)	$

(1)
The public offering price and underwriting discount corresponds to (i) a public offering price per share of Series A Preferred Stock of $                          (or $                   after deducting the underwriting discount) and (ii) a public offering price per warrant of $             (or $                   after deducting the underwriting discount).

We estimate the total expenses payable by us for this offering to be approximately $985,000 which amount includes (i) the underwriting discount of $800,000, (ii) reimbursement of the accountable expenses of the representative equal to $95,000 including the legal fees of the representative being paid by us, and (iii) other estimated company expenses of approximately $90,000 which includes legal, accounting and printing costs and various fees associated with the registration and listing of our shares.

The securities we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

Representative Warrants

We have agreed to issue to the representative warrants to purchase 4% of the aggregate number of shares of common stock sold in this offering (including the shares of common stock issuable upon conversion of the Series A Preferred Stock). The representative warrants will have a term of five years from the effective date of this prospectus and an exercise price per share equal to 125% of the public offering price for the Units sold in this offering. Pursuant to FINRA Rule 5110(g), the representative warrants and any shares issued upon exercise of the representative warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Determination of Offering Price

The assumed public offering price per Unit we are offering is $2.25. The assumed conversion price per share of the Series A Preferred Stock is $2.25, and the assumed exercise price per share of the warrants is $2.25.  The public offering price of the securities offered by this prospectus, the conversion price and other terms of the Series A Preferred Stock and the exercise price and other terms of the warrants were determined by negotiation between us and the underwriter based on the trading of our common stock prior to the offering, among other factors, including:

●	our history and our prospects;

●	the industry in which we operate;

●	our past and present operating results;

●	the previous experience of our executive officers; and

●	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the securities sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the securities sold in this offering can be resold at or above the public offering price.

Lock-up Agreements

Our officers, directors, each of their respective affiliates and associated partners, and certain existing shareholders have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

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Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

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Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

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Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of hares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security.

However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the underwriter may be required to make for these liabilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock, Series A Preferred Stock or warrants or components thereof, which we refer to collectively as the Securities, issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the Securities.

This discussion is limited to holders that hold the Securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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brokers, dealers or traders in securities;

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real estate investment trusts or regulated investment companies;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell the Securities under the constructive sale provisions of the Code;

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persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

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persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation; and

●
tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Each share of common stock and accompanying warrant or share of Series A Preferred Stock and accompanying warrant will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, or consisting of one share of our Series A Preferred Stock and a warrant to purchase one share of our common stock. In determining their tax basis for the common stock or Series A Preferred Stock, as applicable, and the warrant constituting a unit, holders of Securities should allocate their purchase price for the unit between the common stock or Series A Preferred Stock, as applicable, and the warrant on the basis of their relative fair market values at the time of issuance. The Company does not intend to advise holders of the Securities with respect to this determination, and holders of the Securities are advised to consult their tax and financial advisors with respect to the relative fair market values of the common stock and the warrants for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is:

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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions on Common Stock or Series A Preferred Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock or Series A Preferred Stock (including constructive distributions as described below under the heading “—Certain Adjustments to the Warrants or Series A Preferred Stock”), such distributions of cash or property will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock or Series A Preferred Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section entitled “—Sale, Exchange or Other Taxable Disposition of Common Stock or Series A Preferred Stock.”

Cash distributions paid on the warrants, on an “as-converted” basis, if any, are subject to substantially the same tax consequences as described in the preceding paragraph for common stock and Series A Preferred Stock; however, distributions received in respect of a warrant may not qualify for the lower tax rates applicable to qualified dividend income. U.S. Holders should consult their own tax advisors regarding the property treatment of any distributions paid on the warrants

Sale, Exchange or Other Taxable Disposition of Common Stock or Series A Preferred Stock

Upon the sale, exchange or other taxable disposition of the common stock or Series A Preferred Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares of common stock or Series A Preferred Stock sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares of common stock or Series A Preferred Stock is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

Upon the sale or other disposition of a warrant (other than by exercise), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s tax basis in the warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon exercise of a warrant for its exercise price. A U.S. Holder’s tax basis in a share of common stock received upon exercise of warrants will be equal to the sum of (i) the U.S. Holder’s tax basis in the warrants exchanged therefor and (ii) the exercise price of such warrants. A U.S. Holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. Holder exercises the warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of common stock received upon exercise of warrants should commence on the day after the warrants are exercised. In the latter case, the holding period of the shares of common stock received upon exercise of warrants would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.

If a warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such holder’s tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Conversion of Series A Preferred Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of a share of Series A Preferred Stock into common stock. A U.S. Holder’s initial tax basis in the shares of our common stock received upon the conversion of a share of Series A Preferred Stock will be equal to such U.S. Holder’s tax basis in the share of Series A Preferred Stock. A U.S. Holder’s holding period for the shares of our common stock received upon the conversion of a share of Series A Preferred Stock will include the U.S. Holder’s holding period in such share of Series A Preferred Stock.

Certain Adjustments to the Warrants or Series A Preferred Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, an adjustment to the number of shares of our common stock that will be issued upon the exercise of a warrant or conversion of a share of Series A Preferred Stock, or an adjustment to the exercise price of a warrant, may be treated as a constructive distribution to a U.S. Holder of the warrant or share depending on the circumstances of such adjustment. Adjustments to the exercise price of warrants or conversion price of Series A Preferred Stock made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. However, an adjustment made to compensate for a distribution of cash or other property to our stockholders will generally not be considered to be made pursuant to a bona fide adjustment formula and therefore may result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “—Distributions on Common Stock or Series A Preferred Stock.”

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on the common stock or warrants (including constructive dividends) or receives proceeds from the sale or other taxable disposition of common stock or warrants. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

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fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

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furnishes an incorrect taxpayer identification number;

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is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

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fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any Holder who is neither an entity treated as a partnership for U.S. federal income tax purposes, nor a U.S. Holder.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock or Series A Preferred Stock (including constructive distributions as described above under the heading “—Certain Adjustments to the Warrants or Series A Preferred Stock”), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock or Series A Preferred Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Tax Considerations Applicable to Non-U.S. Holders—Sale or Other Taxable Disposition of common stock or Series A Preferred Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock or Series A Preferred Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition of Common Stock or Series A Preferred Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock or Series A Preferred Stock unless:

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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, (i) gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period and (ii) gain arising from the sale or other taxable disposition by a non-U.S. Holder of a warrant generally will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and on the non-U.S. Holder’s acquisition date for such warrants, the warrants held by such non-U.S. Holder had a fair market value equal to or less than the fair market value on that date of 5% of our common stock.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise of Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on the exercise of warrants into shares of common stock. However, if a cashless exercise of warrants results in a taxable exchange, as described in “— Tax Considerations Applicable to U.S. Holders—Sale or Other Disposition, Exercise or Expiration of Warrants,” the rules described under “— Tax Considerations Applicable to Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Series A Preferred Stock” would apply.

Certain Adjustments to the Warrants or Series A Preferred Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, an adjustment to the number of shares of our common stock that will be issued upon the exercise of a warrant or conversion of a share of Series A Preferred Stock, or an adjustment to the exercise price of a warrant, may be treated as a constructive distribution to a non-U.S. Holder of the warrant or share depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of warrants or conversion price of Series A Preferred Stock made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the warrants.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina, will issue a legal opinion as to the validity of the securities offered by this prospectus. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the underwriter in connection with certain legal matters in connection with this offering.

EXPERTS

The consolidated financial statements of Tenax Therapeutics, Inc. as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, included in our Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional information and exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

Our Internet address is www.tenaxthera.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

(a)
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;

(b)
Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 15, 2018, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the SEC on August 14, 2018, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, filed with the SEC on November 14, 2018; and

(c)
Our Current Reports on Form 8-K filed with the SEC on February 15, 2018, February 23, 2018, March 14, 2018. June 5, 2018 and June 13, 2018.

In addition, all documents subsequently filed by Tenax Therapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.   However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Tenax Therapeutics, Inc., ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 or made via telephone at (919) 855-2100.

Copies of the documents incorporated by reference may also be found on our website at http://www.tenaxthera.com.

               4,444,444 shares of Series A Convertible Preferred Stock
(and 4,444,444 shares of Common Stock underlying the Series A Convertible Preferred Stock)
Warrants to purchase up to 8,888,888 shares of Common Stock
(and 8,888,888 shares of Common Stock issuable upon exercise of the Warrants)

________________________________

PROSPECTUS
________________________________

Ladenburg Thalmann

, 2018

Part II
Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various estimated expenses in connection with the issuance and distribution of the securities being registered, all of which we will pay, in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$3,636
FINRA filing fee	1,700
Printing expenses	10,000
Legal fees and expenses	145,000
Accounting fees and expenses	30,000
Miscellaneous	*
Total	$190,336
  *To be included by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

In addition, we have also entered into an indemnification agreement with certain of our directors and officers. The indemnification agreements require us to indemnify and hold harmless and advance expenses to each indemnitee with regards to acts or omissions occurring prior to the time the indemnitee ceases to be an officer and/or director of the Company to the fullest extent provided under our Certificate of Incorporation in effect as of the date of the agreement or to such greater extent as provided in any amendment to our Certificate of Incorporation and to the fullest extent permitted by applicable law in effect as of the date of the agreement or to such greater extent as applicable law may subsequently permit. The rights provided in the indemnification agreements are in addition to the rights provided in our Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits

The following exhibits have been or are being filed herewith and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description
1.1	Form of Underwriting Agreement (44)

2.1	Agreement and Plan of Merger dated April 28, 2008 (1)

2.2	Asset Purchase Agreement by and between Oxygen Biotherapeutics, Inc., Life Newco, Inc., Phyxius Pharma, Inc., and the stockholders of Phyxius Pharma, Inc. dated October 21, 2013 (31)

3.1	Certificate of Incorporation (1)

3.2	Certificate of Amendment of the Certificate of Incorporation (12)

3.3	Certificate of Amendment of the Certificate of Incorporation (28)

3.4	Certificate of Amendment of the Certificate of Incorporation (35)

3.5	Certificate of Amendment of the Certificate of Incorporation (41)

3.6	Third Amended and Restated Bylaws (37)

4.1	Specimen Stock Certificate (17)

4.2	Form of Series A Preferred Stock Certificate (44)

4.3	Form of Certificate of Designation for Series A Preferred Stock*

4.4	Form of Warrant to Purchase Shares of Common Stock*

4.5	Form of Representative’s Warrant to Purchase Shares of Common Stock (44)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P (44)

10.1	Agreement with Leland C. Clark, Jr., Ph.D. dated November 20, 1992 with amendments, Assignment of Intellectual Property/ Employment (2)

10.2	Agreement between the Registrant and Keith R. Watson, Ph.D. Assignment of Invention (2)

10.3	Children’s Hospital Research Foundation License Agreement dated February 28, 2001 (2)

10.4	Form of Option issued to Executive Officers and Directors (2) +

10.5	Form of Option issued to Employees (2) +

10.6	Form of Option Agreement with Form of Notice of Grant (43) +

10.7	Form of Inducement Stock Option Award (38) +

10.8	Restricted Stock Award Agreement (20) +

10.9	Form of Warrant issued to Unsecured Note Holders 2006-2007 (3)

10.10	Form of Convertible Note – 2008 (4)

10.11	Form of Warrant issued to Convertible Note Holders (4)

10.12	Form of Purchase Agreement – US Purchase (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.13	Form of Purchase Agreement – Non-US Purchase (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.14	Form of Purchase Agreement – US Note Exchange (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.15	Form of Purchase Agreement – Non-US Note Exchange (without exhibits, which are included as exhibits 10.16 and 10.17, above) (4)

10.16	Form of Warrant issued to Financing Consultants (5)

10.17	1999 Amended Stock Plan (amended 2008) (5) +

10.18	Amendment No. 1 to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan (36) +

10.19	Amendment No. 2 to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan (36) +

10.20	2016 Stock Incentive Plan (39) +

10.21	Employment Agreement with John Kelley dated November 13, 2013 (32) +

10.22	First Amendment to Employment Agreement with John Kelley dated June 18, 2015 (34) +

10.23	Amended and Restated Employment Agreement with Michael B. Jebsen dated May 19, 2011 (18) +

10.24	Second Amended and Restated Employment Agreement with Michael Jebsen dated November 13, 2013 (32) +

10.25	First Amendment to Second Amended and Restated Employment Agreement with Michael Jebsen dated June 18, 2015 (34) +

10.26	Separation and General Release Agreement dated April 7, 2017 between Tenax Therapeutics, Inc. and John Kelley (42) +

10.27	Form of Indemnification Agreement (18) +

10.28	Description of Non-Employee Director Compensation (23) +

10.29	Description of Non-Employee Director Compensation, effective June 15, 2015 (37) +

10.30	Securities Purchase Agreement (including exhibits) between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio dated June 8, 2009 (6)

10.31	Amendment no. 1 to the Securities Purchase Agreement between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio (9)

10.32	Amendment no. 2 to the Securities Purchase Agreement between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio (10)

10.33	Amendment no. 3 to the Securities Purchase Agreement between Oxygen Biotherapeutics and Vatea Fund, Segregated Portfolio (21)

10.34	Form of Exchange Agreement dated July 20, 2009 (7)

10.35	Waiver—Convertible Note (8)

10.36	Amendment—Common Stock Purchase Warrant (8)

10.37	Form of Warrant for May 2010 offering (11)

10.38	Form of Subscription Agreement for May 2010 offering (11)

10.39	Warrant issued to Blaise Group International, Inc. (12)

10.40	Note Purchase Agreement between Oxygen Biotherapeutics and JP SPC 1 Vatea, Segregated Portfolio (13)

10.41	Form of Promissory Note under Note Purchase Agreement between Oxygen Biotherapeutics and JP SPC 1 Vatea, Segregated Portfolio (13)

10.42	First Amendment to Note Purchase Agreement between Oxygen Biotherapeutics and JP SPC 1 Vatea, Segregated Portfolio (15)

10.43	Lease Agreement for North Carolina corporate office (16)

10.44	Task Order between the Company and NextPharma, dated November 15, 2011 (21)

10.45	Form of Convertible Note for July 2011 offering (included in exhibit 10.47)

10.46	Form of Warrant for July 2011 offering (included in exhibit 10.47)

10.47	Form of Convertible Note and Warrant Purchase Agreement for July 2011 offering (19)

10.48	Placement Agency Agreement, dated December 8, 2011, between Oxygen Biotherapeutics, Inc. and William Blair & Company, L.L.C., as placement agent (22)

10.49	Form of Warrant for December 2011 offering (22)

10.50	Form of Securities Purchase Agreement for December 2011 offering (22)

10.51	Form of Amendment Agreement for December 2011 offering (24)

10.52	Form of Lock-up Agreement for December 2011 offering (22)

10.53	Form of Amendment Agreement for December 2011 offering (25)

10.54	Fluoromed Supply Agreement (26)

10.55	Form of Warrant for February 2013 offering (27)

10.56	Placement Agency Agreement, dated February 22, 2013, between Oxygen Biotherapeutics, Inc. and Ladenburg Thalmann & Co. Inc., as placement agent (27)

10.57	Form of Securities Purchase Agreement for February 2013 offering (27)

10.58	Form of Registration Rights Agreement for February 2013 offering (27)

10.59
Form of Warrant Exchange Agreement, dated February 21, 2013, between Oxygen Biotherapeutics, Inc. and certain institutional investors party to the Securities Purchase Agreement for December 2011 Offering (27)

10.60	License and Supply Agreement dated February 5, 2013, between Oxygen Biotherapeutics, Inc. and Valor SA (36)

10.61	Settlement Agreement, dated March 14, 2013, among Oxygen Biotherapeutics, Inc., Tenor Opportunity Master Fund Ltd., Aria Opportunity Fund, Ltd., and Parsoon Opportunity Fund, Ltd. (36)

10.62	Form of Warrant for Series C 8% Convertible Preferred Stock Offering (29)

10.63	Placement Agency Agreement, dated July 21, 2013, between Oxygen Biotherapeutics, Inc. and Ladenburg Thalmann & Co. Inc., as placement agent (29)

10.64	Form of Securities Purchase Agreement for Series C 8% Convertible Preferred Stock Offering (29)

10.65	Lock-Up Agreement, dated August 16, 2013, between Oxygen Biotherapeutics, Inc. and JPS SPC 3 obo OXBT Fund, SP (30)

10.66	Warrant for Series D 8% Convertible Preferred Stock Offering (30)

10.67	Form of February Warrant Amendment (30)

10.68	Form of July Warrant Amendment (30)

10.69	Form of Securities Purchase Agreement for Series D 8% Convertible Preferred Stock Offering (31)

10.70	License Agreement dated September 20, 2013 by and between Phyxius Pharma, Inc. and Orion Corporation (33)

10.71	Amendment to Common Stock Purchase Agreement (33)

10.72	Sales Agreement dated as of February 23, 2015, between Tenax Therapeutics, Inc. and Cowen and Company, LLC (38)

10.73	First Amendment to Lease Agreement for North Carolina corporate office (40)

21.1	Subsidiaries of Tenax Therapeutics, Inc.(38)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature pages hereto)

(1)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on June 30, 2008, and are incorporated herein by this reference.
(2)
These documents were filed as exhibits to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on August 13, 2004, and are incorporated herein by this reference.
(3)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on September 6, 2006, and are incorporated herein by this reference.
(4)
These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on March 21, 2008, and are incorporated herein by this reference.
(5)
These documents were filed as exhibits to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on August 13, 2008, and are incorporated herein by this reference.
(6)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on June 8, 2009, and is incorporated herein by this reference.
(7)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on July 21, 2009, and is incorporated herein by this reference.
(8)
These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on March 19, 2010, and are incorporated herein by this reference.
(9)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on September 2, 2009, and is incorporated herein by this reference.
(10)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on April 28, 2010, and are incorporated herein by this reference.
(11)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on May 4, 2010, and are incorporated herein by this reference.
(12)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on November 13, 2009, and are incorporated herein by reference.

(13)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on October 13, 2010, and are incorporated herein by this reference.
(14)
These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on December 9, 2010, and are incorporated herein by this reference.
(15)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on December 30, 2010, and is incorporated herein by this reference.
(16)
These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on March 21, 2011, and are incorporated herein by this reference.
(17)
These documents were filed as exhibits to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on July 23, 2010, and are incorporated herein by this reference.
(18)
This document was filed as an exhibit to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on July 15, 2011, and is incorporated herein by this reference.
(19)
This document was filed as an exhibit to the current report on Form 8-K/A filed by Tenax Therapeutics with the SEC on July 1, 2011, and is incorporated herein by this reference.
(20)
This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on December 15, 2011, and is incorporated herein by this reference.
(21)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on November 16, 2011, and are incorporated herein by this reference.
(22)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on December 9, 2011, and are incorporated herein by this reference.
(23)
This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on March 15, 2012, and is incorporated herein by this reference.
(24)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on June 15, 2012, and is incorporated herein by this reference.
(25)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on June 15, 2012, and is incorporated herein by reference.
(26)
These documents were filed as exhibits to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on July 25, 2012, and are incorporated herein by this reference.
(27)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on February 25, 2013, and are incorporated herein by this reference.
(28)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on May 15, 2013, and is incorporated herein by this reference.
(29)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on July 25, 2013, and are incorporated herein by reference.
(30)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on August 26, 2013, and are incorporated herein by reference.
(31)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on October 25, 2013, and is incorporated herein by reference.
(32)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on November 19, 2013, and are incorporated herein by reference
(33)
These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on March 17, 2014, and are incorporated herein by this reference.
(34)
These documents were filed as exhibits to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on June 19, 2015, and are incorporated herein by reference.
(35)
This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on December 15, 2014, and is incorporated herein by this reference.
(36)
These documents were filed as exhibits to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on July 29, 2014, and are incorporated herein by this reference.
(37)
These documents were filed as exhibits to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on September 9, 2015, and are incorporated herein by this reference.
(38)
These documents were filed as exhibits to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on July 14, 2015, and are incorporated herein by this reference.
(39)
This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on August 9, 2016, and is incorporated herein by this reference.
(40)
This document was filed as an exhibit to the transition report on Form 10-KT filed by Tenax Therapeutics with the SEC on March 14, 2016, and is incorporated herein by this reference.
(41)
This document was filed as an exhibit to the current report on Form 8-K filed by Tenax Therapeutics with the SEC on February 23, 2018, and is incorporated herein by this reference.
(42)
This document was filed as an exhibit to the quarterly report on Form 10-Q filed by Tenax Therapeutics with the SEC on August 9, 2017, and is incorporated herein by this reference.
(43)
This document was filed as an exhibit to the annual report on Form 10-K filed by Tenax Therapeutics with the SEC on March 16, 2017, and is incorporated herein by this reference.
(44)
To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference, if applicable.
*
Filed herewith.
+
Management contract or compensatory plan or arrangement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) the undersigned registrant hereby undertakes that:

i. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

ii. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on December 3, 2018.

TENAX THERAPEUTICS, INC.

By:	/s/ Anthony DiTonno
Anthony DiTonno
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony DiTonno	Chief Executive Officer and Director	December 3, 2018
Anthony DiTonno	(Principal Executive Officer)

/s/ Michael B. Jebsen	President and Chief Financial Officer	December 3, 2018
Michael B. Jebsen	(Principal Financial and Accounting Officer)

/s/ Michael B. Jebsen	Chairman and Director	December 3, 2018
Michael B. Jebsen
Attorney-in-fact
Ronald R. Blanck, DO

/s/ Michael B. Jebsen	Director	December 3, 2018
Michael B. Jebsen
Attorney-in-fact
Gregory Pepin

/s/ Michael B. Jebsen	Director	December 3, 2018
Michael B. Jebsen
Attorney-in-fact
James Mitchum

/s/ Michael B. Jebsen	Director	December 3, 2018
Michael B. Jebsen
Attorney-in-fact
Chris A. Rallis

/s/ Michael B. Jebsen	Director	December 3, 2018
Michael B. Jebsen
Attorney-in-fact
Gerald Proehl